Exhibit 99.2
Consent of Keefe, Bruyette & Woods, Inc.
     We hereby consent to the inclusion of our letter to the Board of Directors of Iron and Glass Bancorp, Inc. as Appendix B to the Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm and such letter in such Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the word “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.

/s/ Keefe, Bruyette & Woods, Inc. New York, New York May 15, 2008